Exhibit 4.6

ALPINVEST PARTIES

APAX PARTIES

BAIN CAPITAL PARTIES

CO-INVEST PARTIES

KASLION S.A R.L.

KASLION HOLDING B.V.

KONINKLIJKE PHILIPS ELECTRONICS N.V.

KKR PARTIES

SILVER LAKE PARTIES

STICHTING MANAGEMENT CO-INVESTMENT NXP

SHAREHOLDERS’ AGREEMENT REGARDING

NXP SEMICONDUCTORS N.V.

Dated      July 2010

Clifford Chance

10 Upper Bank Street

London E14 5JJ

Draft Date: 19 July 2010

Draft Date: 19 July 2010

13.2	Group within the meaning of the Securities Exchange Act of 1934	24
13.3	No Partnership; Exculpation Clause	24
13.4	Further Assurances	24
13.5	Specific Performance	24
13.6	Severability	24
13.7	Conflicts or Inconsistencies	24
13.8	Notices	25
13.9	Assignment	25
13.10	Waiver; Amendment	25
13.11	No Recourse	25
13.12	Several Obligations	26
13.13	Third Parties	26
13.14	Termination of Existing Agreements	26
13.15	Entire Agreement	26
13.16	Termination of this Agreement	26
13.17	Applicable Law	26
13.18	Arbitration	27
13.19	Counterparts	27
Schedule 1 Investors and Investor HoldCos		28
Schedule 2 Form of Registration Rights Agreement		30
Schedule 3 Form of Accession Agreement		31
Schedule 4 Accession Form		34
Schedule 5 Restructuring Steps		36
Schedule 6 Actions Requiring Approval		37
Part A Shareholder Actions Requiring the Approval of Two Thirds of the Investors Committee		37
Part B Shareholder Actions Requiring Approval of a Simple Majority of the Investors Committee		37
Part C Other Actions Requiring Approval of a Simple Majority of the Investors Committee		38
Schedule 7 AlpInvest Advisory Agreement		39
Schedule 8 Co-Investment Share Allocation		40
Schedule 9 Addresses and Fax Numbers for Notices		41

Draft Date: 19 July 2010

THIS SHAREHOLDERS AGREEMENT is dated      July 2010.

BETWEEN:

(1)	Each of the AlpInvest Parties (as listed in Schedule 1, together “AlpInvest”);

(2)	Each of the Apax Parties (as listed in Schedule 1, together “Apax”);

(3)	Each of the Bain Capital Parties (as listed in Schedule 1, together “Bain”);

(4)	Each of the Co-Invest Parties (as listed in Schedule 1);

(5)	Kaslion S. à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg having its registered office at 61, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg and registered with the Trade Register under file number B-119.161 (“LuxCo”);

(6)	Kaslion Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its registered office at Frederik Roeskestraat 123 1Hg, 1076 EE Amsterdam, The Netherlands and registered with the Chamber of Commerce under file number 34253301 (“DutchCo”);

(7)	Koninklijke Philips Electronics N.V., a public company with limited liability (naamloze vennootschap), incorporated under the laws of The Netherlands, having its registered office at High Tech Campus 60, 5656 AE Eindhoven and registered with the Chamber of Commerce under file number 17001910 (“Philips”);

(8)	Each of the KKR Parties (as listed in Schedule 1, together “KKR”);

(9)	Each of the Silver Lake Parties (as listed in Schedule 1, together “SLP”); and

(10)	Stichting Management Co-Investment NXP, a foundation (stichting) incorporated under the laws of The Netherlands, having its registered office at High Tech Campus 60, 5656 AG Eindhoven and registered with the Chamber of Commerce under file number 34256080 (the “Management Foundation”),

AlpInvest, Apax, Bain, DutchCo, the Co-Invest Parties, KKR, LuxCo and SLP, and their respective permitted successors and assigns, are collectively referred to herein as the “Investors” and each of them is referred to as an “Investor”. The Investors, the Management foundation and Philips, together with any Person in the future acceding to this Agreement as envisaged below, are collectively referred to herein as the “Parties” and each of them a “Party”.

WHEREAS:

(A)	On 29 September 2006, the Investors, certain of the Investors’ syndicatees and LuxCo entered into an investors’ agreement (the “2006 Investors Agreement”) in respect of their shareholdings in LuxCo.

(B)	On 29 September 2006, DutchCo, a company indirectly owned by the Investors and the certain of their syndicatees, the Management Foundation and Philips entered into a

Draft Date: 19 July 2010

shareholders’ agreement (the “2006 Shareholders Agreement”) in respect of their shareholdings in Kaslion Acquisition B.V. (subsequently renamed NXP Semiconductors N.V., “NXP”).

(C)	It is envisaged that a number of ordinary shares in the capital of NXP will be publicly offered in an initial public offering and that NXP’s shares will be listed on NASDAQ Global Market (the “IPO”).

(D)	Simultaneously with the execution of this Agreement, the Parties and NXP are entering into a registration rights agreement in a form substantially similar to Schedule 2 (the “Registration Rights Agreement”) in respect of the ordinary shares in NXP held by each of the relevant Parties.

(E)	It is also envisaged that the Parties will enter into a lock up agreement with underwriters involved in the IPO.

(F)	Prior to the IPO the Parties will implement a restructuring of their direct and indirect shareholdings in NXP.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

2006 Investors Agreement shall have the meaning set forth in Recital (A) to this Agreement.

2006 Shareholders Agreement shall have the meaning set forth in Recital (B) to this Agreement.

Accession Agreement shall mean an agreement substantially in the form of Schedule 3.

Accession Form shall mean the declaration of accession in the form of Schedule 4.

Affiliate or Affiliated Fund shall mean with respect to (a) any Investor, Investor HoldCo, any other Person Controlled directly or indirectly by such Investor or Investor HoldCo, Controlling directly or indirectly such Investor or Investor HoldCo or directly or indirectly under the same Control as such Investor or Investor HoldCo, or, in each case, a successor entity to such Investor or Investor HoldCo provided, however, that (i) Affiliate or Affiliated Fund shall not include any portfolio companies of the relevant Investor or its Affiliates and (ii) with respect to each of the AlpInvest Parties, Affiliate or Affiliated Fund shall not include Stichting Pensioenfonds ABP and Stichting Pensioenfonds Zorg en Welzijn or any of their respective Affiliates that are not Controlled by AlpInvest Partners N.V. and its subsidiaries; and provided further, for the avoidance of doubt, that all of the funds mentioned underneath a single heading as a group of funds in Schedule 1 shall in any

Draft Date: 19 July 2010

event be considered Affiliates and Affiliated Funds of each other; and (b) with respect to Philips, another Person Controlled directly or indirectly by Philips, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person.

Affiliated shall have a meaning correlative to the foregoing.

Affiliate Transfer shall mean, collectively and individually, an Investor Affiliate Transfer and a Philips Affiliate Transfer.

Agreement shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

AlpInvest and AlpInvest Parties shall have the meaning set forth in the preamble to this Agreement.

Apax and Apax Parties shall have the meaning set forth in the preamble to this Agreement.

Apax HoldCo shall have the meaning set forth in Schedule 1.

Authorized Recipients shall have the meaning set forth in Article 12.1.

Bain and Bain Capital Parties shall have the meaning set forth in the preamble to this Agreement.

Bain HoldCo shall have the meaning set forth in Schedule 1.

Business Day shall mean a day on which banks are open for business in Amsterdam, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities).

Co-Invest HoldCo shall have the meaning set forth in Schedule 1.

Co-Invest Parties shall have the meaning set forth in the preamble to this Agreement.

Confidential Information shall have the meaning set forth in Article 12.1.2.

Control shall mean with respect to a Person (other than an individual) (i) direct or indirect ownership of more than 50% of the voting rights of such Person, or (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of such Person and, for the avoidance of doubt, a general partner is deemed to control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be controlled by such Person (and the terms Controlling and Controlled shall have meanings correlative to the foregoing).

Drag-Along Notice shall have the meaning set forth in Article 8.1.1.

Drag-Along Shareholder shall mean each Party other than an Initiating Shareholder or Initiating Investor, as the case may be.

Draft Date: 19 July 2010

DutchCo shall have the meaning set forth in the preamble of this Agreement.

Encumbrance shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect.

Encumber shall have a meaning correlative to the foregoing.

Existing Advisory Agreement shall mean the advisory services agreement as of September 29, 2006 by and between NXP B.V., DutchCo and Philips.

Existing Agreements shall mean, individually and collectively, the Existing Advisory Agreement, the 2006 Investors Agreement, the 2006 Shareholders Agreement.

ESOP shall mean, individually and collectively, (i) the conditions of administration applicable to the Shares held by the Management Foundation and adopted by the board of the Management Foundation and (ii) the terms of any NXP stock option or equity rights plan adopted in accordance with the NXP Organisational Documents from time to time.

FMSA shall mean the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht), as amended.

Group shall mean two or more Persons who agree to act together for the purpose of acquiring, holding, voting or disposing of Shares.

Incur shall mean to issue, create, assume, guarantee, incur or otherwise become liable for and the terms Incurred and Incurrence shall have meanings correlative to the foregoing.

Initiating Shareholder shall have the meaning set forth in Article 8.1.1.

Initiating Investors shall have the meaning set forth in Article 8.1.2.

Information shall mean the books and records of any member of the NXP Group and information relating to such member of the NXP Group, its properties, operations, financial condition and affairs.

Investor shall have the meaning set forth in the preamble to this Agreement.

Investor Affiliate Transfer shall have the meaning set forth in Article 6.2.1.

Investor HoldCo shall mean, individually and collectively, Apax HoldCo, Bain HoldCo, Co-Invest HoldCo, the KKR HoldCos and SLP HoldCo.

Investor Representative shall have the meaning set forth in Article 4.1.2(a).

Investor and Management Lock-Up Period shall have the meaning set forth in Article 6.2.1.

Draft Date: 19 July 2010

Investors Committee shall have the meaning set forth in Article 4.1.1(a).

IPO shall have the meaning set forth in Recital (C) to this Agreement.

IPO Date means the date of the first prospectus filed with the SEC with respect to the IPO that discloses the final public offering price.

KKR and KKR Parties shall have the meaning set forth in the preamble to this Agreement.

KKR HoldCos shall have the meaning set forth in Schedule 1.

Lock-Up Period shall mean, collectively and individually, the Investor and Management Lock-Up Period and the Philips Lock-Up Period.

LuxCo shall have the meaning set forth in the preamble of this Agreement.

Management Foundation shall have the meaning set forth in the preamble of this Agreement.

NXP shall have the meaning set forth in the preamble to this Agreement.

NXP Articles shall mean the articles of association (statuten) of NXP from time to time in effect.

NXP Board shall mean the board of directors (raad van bestuur) of NXP consisting of non-executive directors and executive directors.

NXP Board Rules shall mean the board rules (bestuursreglement) adopted by the NXP Board in accordance with the NXP Articles from time to time.

NXP General Meeting shall mean a general meeting or extraordinary general meeting of all shareholders of NXP.

NXP Group shall mean NXP and its subsidiary undertakings from time to time.

NXP Organisational Documents shall mean, individually and collectively, the NXP Articles and the NXP Board Rules.

Outstanding Share Amount shall have the meaning set forth in Article 6.3.1.

Permitted Philips Transferee shall have the meaning set forth in Article 6.3.1(b).

Person shall mean any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or any U.S. or non-U.S. government, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, judicial or arbitral body or other similar authority.

Philips shall have the meaning set forth in the preamble to this Agreement.

Philips Affiliate Transfer shall have the meaning set forth in Article 6.3.1(a).

Draft Date: 19 July 2010

Philips Lock-Up Period shall have the meaning set forth in Article 6.3.1.

Philips Party shall mean Philips, each Affiliate of Philips that shall have become a Party and each Permitted Philips Transferee.

Public Offering shall mean, with respect to any securities of a class that is the same as any class of Shares: (i) any sale of such securities to the public in an offering under the laws, rules and regulations of any non-U.S. jurisdiction or (ii) any sale of such securities to the public in an offering pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4, F-4 or S-8, or any successor or other forms promulgated for similar purposes).

Qualified Asian Exchange shall mean the Tokyo Stock Exchange, the Hong Kong Stock Exchange, the Singapore Exchange, the Korea Stock Exchange and the Taiwan Stock Exchange.

Qualified Public Offering means a Public Offering of an amount of equity securities of NXP or a successor entity which, immediately following the closing of such Public Offering, equals or exceeds 10% of NXP’s (or the successor’s) then issued and outstanding equity securities, provided that (a) immediately after the closing of such Public Offering, NXP’s (or the successor’s) equity securities are traded on a national securities exchange or through the Nasdaq National Market, the London Stock Exchange, or are otherwise actively traded over-the-counter and (b) the aggregate gross proceeds of such Public Offering (net of underwriting discounts and commissions) equal or exceed €1,000,000,000 (or the equivalent in other currencies).

Registration Rights Agreement shall have the meaning set forth in Recital (D) to this Agreement.

Registration Statement shall mean a prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

Representatives shall mean the Investor Representative(s), any advisor to the NXP Board of the Parties or their Affiliates (excluding, for the avoidance of doubt, any member of the NXP Group) and such Party’s and each such Affiliate’s respective directors, managers, officers, partners, members, principals, employees, professional advisers and agents.

Restructuring shall have the meaning set forth in Article 3.1.1.

Rule 144 shall mean Rule 144 promulgated by the SEC under the Securities Act, and any successor provision thereto.

SEC shall mean the U.S. Securities and Exchange Commission.

Securities Act shall mean the U.S. Securities Act of 1933, as amended.

Sell shall mean, when used with respect to any Shares or Investor HoldCo shares, to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or any other securities so owned convertible into or exercisable or exchangeable for Shares or (ii)

Draft Date: 19 July 2010

enter into any total return swap, sub participation, credit default swap or other arrangement that transfers to another, in whole or in part, the economic ownership or any of the rewards and economic consequences of ownership of the Shares, whether any such transaction described under (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, either voluntarily or involuntarily, and however occurring, and the terms “Sale” and “Sold” shall have meanings correlative to the foregoing.

Selling Shareholder shall mean a Party, other than a Tag-Along Shareholder, initiating a Sale pursuant to Article 7.

Shares shall mean the ordinary shares, each with a par value of €0.20 (twenty eurocents) in NXP outstanding from time to time.

Shareholder shall mean a holder of Shares from time to time.

SLP and Silver Lake Parties shall have the meaning set forth in the preamble to this Agreement.

SLP HoldCo shall have the meaning set forth in Schedule 1.

Tag-Along Notice shall have the meaning set forth in Article 7.2.1.

Tag-Along Right shall have the meaning set forth in Article 7.2.1.

Tag-Along Shareholders shall mean the Parties other than a Selling Shareholder.

Third Party shall mean, any Person (or Group) that is not a Party or an Affiliate of a Party.

Voting Interest of a Party at a particular time shall mean the aggregate number of votes exercisable at an NXP General Meeting, attached to the shares in NXP comprised in the Shares (i) held by the Party at that time or (ii) with respect to which the Party at that time has the authority and power to vote pursuant to a power of attorney, transfer of voting rights or otherwise.

Voting Interest Percentage of a Party at a particular time shall mean the Voting Interest of the Party at that time divided by the total number of Shares outstanding at that time, times 100%.

1.2	Interpretation

1.2.1	Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

1.2.2	The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

Draft Date: 19 July 2010

1.2.3	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

1.2.4	A reference to any Party or any party to any other agreement or document shall include such Party or Party’s successors and permitted assigns.

1.2.5	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

2.	CONDITIONS

Other than Article 3, which shall become effective on the date hereof, this Agreement shall become effective as of the date immediately preceding the IPO Date provided, that if for any reason the IPO is not consummated the provisions of this Agreement other than Article 3.1.3 and Article 13 (to the extent applicable to give effect to Article 3.1.3) shall be treated as never having become effective.

3.	PRE-IPO RESTRUCTURING

3.1.1	The Investors agree to restructure their direct and indirect shareholding in NXP prior to the IPO, or at such later date, as a whole or in part, as the Investors Committee may decide (taking into account any public disclosure obligations that might be triggered under applicable U.S. securities laws or otherwise), in accordance with the steps set out in Schedule 5 subject to such changes and additional steps as the Investors Committee may approve in writing (the “Restructuring”).

3.1.2	The Investors agree to execute any and all documents, deeds, agreements, powers of attorney, notices, acknowledgements, agreements, memoranda, statements and certificates as may be ancillary, necessary, required or useful in connection with the Restructuring and the implementation thereof.

3.1.3	In the event that the IPO is not consummated within 10 (ten) Business Days following the implementation of the Restructuring, (i) the Investors shall take such actions as the Investors Committee deems necessary or appropriate to unwind part or all of the Restructuring, (ii) the remaining articles of this Agreement shall not become effective and the 2006 Shareholders Agreement will continue to govern the rights and obligations of the parties thereto, provided that each holder of Shares at such time that is not a party to the 2006 Shareholders Agreement shall have entered into a joinder or similar arrangement whereby such holder shall become bound and obligated under the 2006 Shareholders Agreement with the same effect as if such holder were an “Investor” named in the 2006 Shareholders Agreement and provided, further, that if such holders shall not have become so bound, the 2006 Shareholders Agreement shall cease to bind the Parties and (iii) the Investors will continue to be subject to their additional obligations pursuant to the 2006 Investors Agreement, subject to such amendments as the Investors Committee determines.

Draft Date: 19 July 2010

4.	GOVERNANCE

4.1	Investors Committee

4.1.1	Purpose of the Investors Committee

(a)	The Investors agree that the principal governing body of their investment in the NXP Group will be a committee of representatives of the Investors (the “Investors Committee”), to the fullest extent permitted by law, recognizing that the Investors Committee is a creation of contract and not of corporate law.

(b)	Each Investor shall take any and all action within its power to effectuate any decision taken by the Investors Committee pursuant to this Agreement (whether affirmative or negative), and no Investor shall take any action that would contravene any decision taken by the Investors Committee (whether affirmative or negative). Each Investor agrees that, unless and until any matter that requires the prior approval of the Investors Committee as set forth in this Agreement or elsewhere in this Agreement has been considered and either approved or rejected in writing by the Investors Committee or if any other matter otherwise is considered and either approved or rejected in writing by the Investors Committee, it shall take any and all actions to the extent such actions are within its power and control in its capacity as a shareholder of NXP (i) to procure that such matter shall not be placed on the agenda of any NXP General Meeting and that consideration of such matter at any NXP General Meeting shall be delayed and (ii) in any event, to refrain from voting on such matter (whether for or against) at any such NXP General Meeting and abstain, and cause each of their Affiliates to abstain, from entering into any agreement with NXP or its Affiliates.

4.1.2	Investors Committee Composition

(a)	The Investors Committee shall consist initially of five members. Each of the Investors shall be entitled to designate one member of the Investors Committee, who shall at all times be the same Person as the relevant Investor’s nominated non-executive member of the NXP Board (or any of such nominees) appointed in accordance with Article 4.2.1 (each such member, an “Investor Representative”) and one observer for such Investor Representative. The Investors Committee shall not have a chairman. Each initial Investor Representative and initial observer is identified below opposite the name of the designating Investor.

Draft Date: 19 July 2010

Designating Investor	Investor Representative	Observer

AlpInvest	Volkert Doeksen	Erik Thyssen

Apax	Richard Wilson	Roy Mackenzie

Bain	Michel Plantevin	Ian Loring

KKR	Johannes Huth	Nicolas Cattelain

SLP	Egon Durban	Simon Patterson

To provide for continuity within the Investors Committee, each Investor shall use best efforts to ensure that the relevant initial Investor Representative and, when appropriate, observer shall attend the meetings of the Investors Committee in person but may attend by telephone if valid reasons are given to the Investors Committee. Only in exceptional circumstances will an Investor appoint an attorney or observer other than an initial observer to attend an Investors Committee meeting on such Investors behalf.

(b)	An Investor shall not be entitled to designate an Investor Representative (or observer) in the event that such Investor shall cease (together with its Affiliates) to hold a Voting Interest Percentage of at least 2.5%. Any Investor shall have the right to voluntarily relinquish its ability to designate an Investor Representative under this Agreement by delivery of written notice to the other Investors. To the extent any Investor shall cease to be entitled to designate an Investor Representative, the size of the Investors Committee shall be deemed to automatically decrease accordingly, such Investor Representative shall immediately cease to be a member of the Investors Committee, and the Investor’s observer immediately shall cease to be entitled to attend the meetings of the Investors Committee.

(c)	Any Investor Representative (or observer) may be removed (with or without cause) from time to time and at any time solely by the Investor designating such Investor Representative. Any vacancy on the Investors Committee in respect of an Investor Representative (or observer) designated by an Investor may be filled by the Investor entitled to designate such Investor Representative.

(d)	Notwithstanding anything to the contrary contained in this Agreement, the rights of the Investors to designate individuals to serve on the Investors Committee or as observers thereto shall not be transferable, directly or indirectly.

4.1.3	Meetings of the Investors Committee; Observers.

(a)

An Investors Committee meeting will be called (i) prior to any NXP General Meeting or (ii) at the request of any two or more of the Investors on not less than 24 (twenty-four) hours’ notice to each Investor Representative, either personally, by telephone, by mail, by telecopy, by electronic mail or by any other means of communication reasonably calculated to give notice, and at such time and place as shall from time to time be determined by the Investors Committee.

Draft Date: 19 July 2010

Notice of such meeting shall include an agenda of the topics to be discussed and voted upon. Notice of a meeting need not be given to any Investor Representative if a written waiver of notice, executed by such Investor Representative before or after the meeting, is filed with the records of the meeting, or to any Investor Representative who attends the meeting. A waiver of notice need not specify the purposes of the meeting.

(b)	Each designated observer shall receive the same notices and documentation (including the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Investor Representatives. If an Investor Representative designated by an Investor does not attend a meeting of the Investors Committee, the observer designated by that Investor will be entitled to vote in that meeting. Otherwise, an observer shall not have the right to vote on any matter under consideration by the Investors Committee. An observer shall be bound by the same duties of confidentiality as apply to the Investor Representatives (and any observer will be required to execute any confidentiality undertaking as may reasonably be requested by the Investors Committee).

4.1.4	Quorum and Decisions of the Investors Committee.

(a)	Each member of the Investors Committee shall have total voting power at any time equal to the aggregate Voting Interest at that time held by the Investor who designated that member of the Investors Committee. At all duly called meetings of the Investors Committee, Investor Representatives representing at least a simple majority of the total voting power of the members of the Investors Committee shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Investors Committee, the Investor Representatives present shall adjourn the meeting. No quorum shall be required for the next duly called meeting.

(b)	Subject to Article 4.1.4(c), all decisions of the Investors Committee shall be taken by simple majority of the total voting power of the members of the Investors Committee (as determined pursuant to Article 4.1.4(a)). For avoidance of doubt, an Investor Representative representing one or more absent Investor Representatives by proxy or power of attorney shall be entitled to cast the votes of each such absent Investor Representative. Subject to Article 4.1.4(c), decisions of the Investors Committee may be taken or ratified by written consent by Investor Representatives representing a simple majority of the total voting power of the member of the Investors Committee (as determined pursuant to Article 4.1.4(a)), following at least 24 hours’ prior written notice of such action to all Investor Representatives. Any resolution or other action taken by the Investors Committee, whether in a meeting or by written consent, shall be notified to all Investors promptly after it is taken, unless all Investor Representatives were present at such meeting (in person or by telephone or by proxy or power of attorney) or all Investor Representatives have signed the written consent.

Draft Date: 19 July 2010

(c)	Any of the actions set forth in Part A of Schedule 6 require the approval of at least two thirds of the votes that can be validly cast by the Investor Representatives (excluding any Investor Representative otherwise explicitly prevented from voting with respect to such matter by the terms of this Agreement).

4.1.5	Voting in accordance with the instructions of the Investors Committee

For as long as the combined shareholding in NXP of the Investors and their Affiliates equals at least 25% of the Shares held by the Investors at the date of the IPO, each Investor agrees to exercise its respective voting rights in any NXP General Meeting in respect of the matters listed in Schedule 6 in accordance with the decisions, as adopted with the relevant majority required under Articles 4.1.4(b) or 4.1.4(c), of the Investors Committee.

4.2	NXP Board

4.2.1	Composition of the NXP Board

(a)	Subject to Article 4.2.1(d), the Parties agree to exercise their respective voting rights in any NXP General Meeting such that the NXP Board will include the following non-executive members:

(i)	one person nominated by Apax;

(ii)	two persons nominated by Bain;

(iii)	two persons nominated by KKR;

(iv)	one person nominated by Philips; and

(v)	one person nominated by SLP.

(b)	The Parties acknowledge that immediately following the IPO the NXP Board will include the following non-executive members:

Designated by	Non-Executive Member

Apax	Richard Wilson

Bain	Michel Plantevin

Bain	Ian Loring

KKR	Johannes Huth

KKR	Nicolas Cattelain

Philips	Eric Coutinho

SLP	Egon Durban

Draft Date: 19 July 2010

(c)	In addition, the Parties acknowledge that AlpInvest will enter into an advisory arrangement with NXP substantially in a form attached as Schedule 7.

(d)	For the avoidance of doubt and without prejudice to the rights of other Parties, Philips shall have the right, at its sole discretion and at any time, to renounce its right to designate a member of the NXP Board, and from the date of such renunciation, Philips shall have no right to designate a member of the NXP Board and shall not be obligated to exercise its voting rights in favour of the nominees of the other Parties. Any such renunciation by Philips shall be irrevocable.

4.2.2	Changes in Shareholding

(a)	In the event an Investor (together with its Affiliates) ceases to hold a Voting Interest Percentage at least equal to 2.5% then (i) unless approved otherwise by the Investors Committee, such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that the non-executive member of the NXP Board nominated by such Investor shall immediately resign and (ii) such Investor and its Affiliates shall from that time forward no longer have the right to nominate for removal, appointment or re-appointment any non-executive member of the NXP Board. An Investor ceasing to hold (either alone or together with its Affiliates) a Voting Interest Percentage at least equal to 2.5% shall promptly notify the Investors Committee thereof.

(b)	In the event that the Philips Parties collectively cease to hold a Voting Interest Percentage at least equal to 10%, then (i) Philips shall take all action necessary to procure that the non-executive member of the NXP Board nominated by Philips shall immediately resign, (ii) Philips shall from that time forward not have the right to nominate for removal, appointment or re-appointment of any non-executive member of the NXP Board and (iii) the Philips Parties shall from that time forward no longer be obligated to exercise their voting rights in favour of nominees proposed by the other Parties pursuant to Article 4.2.1. At such time as the Philips Parties collectively cease to hold a Voting Interest Percentage at least equal to 10%, Philips shall promptly notify the Investors Committee thereof.

(c)	In the event that the Investors and their Affiliates collectively cease to hold a Voting Interest Percentage at least equal to 25% in the aggregate, then Philips shall from that time forward no longer be obligated to exercise its voting rights in favour of nominees proposed by the other Parties pursuant to Article 4.2.1.

Draft Date: 19 July 2010

4.3	NXP Board Committees

4.3.1	Composition of NXP Board Committees

(a)	The Parties acknowledge that pursuant to the NXP Organisational Documents the NXP Board may from time to time establish one or more committees, each of which shall have such number of members as is determined from time to time by the NXP Board acting in accordance with the NXP nomination and governance procedures.

(b)	As at the date of the IPO, the NXP Board will have established a nominating and compensation committee consisting of three non-executive directors, including at least one independent non-executive member. At the date of the IPO, the initial members of the nominating and compensation committee include one member designated by KKR, being Johannes Huth, and one member designated by Bain, being Michel Plantevin. Any future appointments or replacements of any board committee members will be decided upon in accordance with the NXP Board Rules.

(c)	It is contemplated that none of the non-executive members named in Article 4.2.1(b) shall serve on the audit committee of the NXP Board. Any decision to the contrary requires the prior written approval of the Investors Committee.

4.3.2	Acting in concert

The Parties acknowledge and agree that, if and to the extent the Dutch public offer rules under the FMSA were deemed to be applicable to NXP and the Shareholders, the Investors are jointly deemed to have control (overwegende zeggenschap) within the meaning of the FMSA as per the date of the IPO, as a result of which they benefit from the exemption from the Dutch mandatory offer requirement under article 5:71 (i) of the FMSA (if applicable).

4.4	Implementation Matters

4.4.1	Effectuating the Intent of the Parties

Each Party shall (i) vote its Shares and take all other action in its power and authority as a direct or indirect Shareholder and (ii) if applicable, instruct its Investor Representative to exercise their voting rights on the Investors Committee in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein.

4.4.2	Additional Actions

The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by applicable law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision.

Draft Date: 19 July 2010

5.	REGISTRATION RIGHTS AGREEMENT

Until such time that the Investors Committee has granted its written approval, the Parties agree to abstain from exercising any rights under the Registration Rights Agreement; provided, however, that this Article 5 shall not affect:

(a)	the ability of any Party to enforce the obligations of NXP to file and maintain the effectiveness of a Shelf Registration Statement (as defined in the Registration Rights Agreement) and NXP’s other obligations under Section 2.1 of the Registration Rights Agreement;

(b)	the rights of each Party to make registered sales of Shares under the Shelf Registration Statement from time to time (provided that such sales are made in accordance with Article 6.2 and 6.3 respectively as the case may be); or

(c)	the rights of the Parties to Sell Shares pursuant to a Piggyback Registration (as defined in the Registration Rights Agreement) or to participate in (but not initiate) a Demand Registration pursuant to Section 2.2(c) of the Registration Rights Agreement.

6.	TRANSFER RESTRICTIONS

6.1	Restriction on Sale of Shares by Parties.

Without prejudice to Article 9, any transaction by a Party to Sell or Encumber Shares or Investor HoldCo shares will be subject to the applicable restrictions set out in each of Articles 6, 7 and 8, provided that these restrictions with respect to such transaction will in no event apply to Shares acquired by a Party from a Third Party following the IPO.

6.2	Lock-Up and Approval Requirement – Investors and Management

6.2.1	Notwithstanding any demand or piggyback or shelf registration rights under the Registration Rights Agreement (except as specifically referenced in the proviso below), until the first to occur of (i) the Investors and their Affiliates collectively ceasing to hold 25% of the Shares held by the Investors at the time of the IPO or (ii) the Parties’ and their Affiliates combined Voting Interest Percentage falling below 10% (the “Investor and Management Lock-Up Period”),

(a)	neither the Management Foundation nor any Investor may Sell or Encumber any of its Shares; and

(b)	no Investor may Sell or Encumber any of its Investor HoldCo shares,

unless such Party obtains the prior written approval of the Investors Committee, provided that such Party may at any time and without the prior approval of the Investors Committee (A) subject to Article 6.4, Sell or Encumber any of its Shares or its Investor HoldCo shares to an Affiliate (such

Draft Date: 19 July 2010

transfer being an “Investor Affiliate Transfer”), (B) Sell Shares pursuant to a Piggyback Registration (as defined in the Registration Rights Agreement) or pursuant to participation in a Demand Registration as provided for in Section 2.2(c) of the Registration Rights Agreement or (C) Sell Shares pursuant to the tag-along rights provided for in Article 7.

6.3	Lock-Up and Approval Requirements – Philips

6.3.1	Until the first to occur of (i) the Investors’ and their Affiliates combined Voting Interest Percentage falling below 20% or (ii) the date falling 36 (thirty-six) months following the date of the IPO (the “Philips Lock-Up Period”), no Philips Party may Sell or Encumber any of its Shares unless it obtains the prior written approval of the Investors Committee, provided, however, that each Philips Party may at any time and without the prior approval of the Investors Committee:

(a)	Sell, subject to Article 6.4, any of its Shares to an Affiliate (such transfer being a “Philips Affiliate Transfer”);

(b)	Sell, subject to Article 6.5, Shares to one or two pension funds designated by Philips that are operated for the benefit of current or former Philips employees (each such Person a “Permitted Philips Transferee”);

(c)	Sell Shares to one or more Third Parties, provided that the aggregate number of Shares that can be sold by the Philips Parties pursuant to this Article 6.3.1(c) may not exceed (A) 4% of the Outstanding Share Amount during the 12 (twelve) month period immediately preceding the date of the consummation of any such Sale and (B) 2% of the Outstanding Share Amount during the 3 (three) month period immediately preceding the date of the consummation of any such Sale;

(d)	Sell Shares pursuant to a Piggyback Registration (as defined in the Registration Rights Agreement) or pursuant to participation in a Demand Registration as provided for in Section 2.2(c) of the Registration Rights Agreement; and

(e)	Sell Shares pursuant to the tag-along rights provided for in Article 7.

For purposes of this Article 6.3.1 “Outstanding Share Amount” shall mean (i) with respect to any Sale of Shares for which a Form 144 has been filed with the SEC, the number of Shares outstanding as shown on such form and (ii) with respect to any other Sale of Shares, that number of Shares that shall have been most recently disclosed by NXP in its public filings with the SEC.

6.4	Transferee Obligations in Respect of Certain Permitted Transfers

In the event of an Affiliate Transfer or transfer by a Philips Party pursuant to Article 6.3.1(a), if the transferee is not already a Party, the transferee must execute the Accession Form prior to the Sale. Upon execution of the Accession Form, the Parties hereby irrevocably and unconditionally accept such transferee as a party to this

Draft Date: 19 July 2010

Agreement. Unless waived by the Investors Committee and Philips, in the event of an Affiliate Transfer, the transferor shall be jointly and severally liable for the performance by the transferee of its obligations under this Agreement, provided that Philips shall in no case be liable for acts or omissions of the Permitted Philips Transferee.

6.5	Transferee Obligations

6.5.1	Unless waived by the Investors Committee and the Philips Parties, in the event of a Sale which requires the approval by the Investors Committee under this Agreement, if the transferee is not already a Party, the transferee must execute an Accession Agreement prior to the Sale. The Parties, other than Philips, hereby irrevocably appoint each member of the Investors Committee as their attorney, with full power of substitution, to execute any Accession Agreement on behalf of such Parties. Philips undertakes promptly to sign any Accession Agreement to the extent such Accession Agreement does not affect it in a manner that is materially adverse to its rights under this Agreement.

6.5.2	The Investors Committee may make any approval it provides pursuant to Articles 6.2.1 or 6.3.1 to a Sale or Encumbrance subject to specific conditions being satisfied by the relevant Party and its Third Party transferee. The foregoing provision shall not apply, however, to any Sale of Shares in any Public Offering or pursuant to Rule 144 under the Securities Act. For the avoidance of doubt the Permitted Philips Transferees will not have the special rights given to Philips pursuant to Article 6.3.1(b).

7.	TAG-ALONG RIGHTS

7.1	Right to Sell Shares.

Notwithstanding the written approval requirements set out in Articles 6.2 and for as long as the Parties hold 25% of the Shares held by the Parties at the time of the IPO, except for Affiliate Transfers or any Sale of Shares by a Philips Party, no Party shall, alone or in concert with any other Parties, in any transaction or series of transactions, Sell any Shares to a Third Party, unless each Tag-Along Shareholder, or another entity designated by such Tag-Along Shareholder, shall have been given the right (but not an obligation) to elect to Sell to the same Third Party purchaser, subject to the consummation of the proposed Sale, at the same price and on the same terms and conditions, such number of Shares held by the Tag-Along shareholder equal to the product of (i) the total number of Shares proposed to be Sold by all Parties to such Third Party purchaser multiplied by (ii) a fraction, the numerator of which is the aggregate number of Shares owned by the Tag-Along Shareholder and the denominator of which is the aggregate number of Shares collectively owned by the Selling Shareholder and each Tag-Along Shareholder who wish to sell in that Sale.

7.2	Procedures for Tag-Along Sale.

7.2.1

Subject to Article 7.2.2, with respect to any Sale of Shares subject to Article 7.1, a Selling Shareholder shall deliver to the Tag-Along Shareholders a written notice no later than 5 (five) Business Days prior to the closing of the proposed Sale (the “Tag-Along Notice”), which shall specifically identify in

Draft Date: 19 July 2010

the event of a Sale pursuant to Article 7.1 the proposed Third Party purchaser, the number of Shares being Sold and the purchase price therefor (including if consideration will consist in part or in whole of property other than cash), and shall offer the right (the “Tag-Along Right”) to each of the Tag-Along Shareholders to Sell an amount of Shares equal to the amount that may be Sold by such Tag-Along Shareholder pursuant to Article 7.1 at the purchase price and upon the other terms set forth in the Tag-Along Notice.

7.2.2	In the event that the Investors Committee approves in writing the exercise by a Party of demand registration rights under the Registration Rights Agreement in respect of a specific number of Shares (taking account of the cutback provisions set out in section 2.2 of the Registration Rights Agreement), the provisions of Section 2.2 of the Registration Rights agreement shall apply.

8.	DRAG-ALONG RIGHTS

8.1	Drag-Along Rights.

Without prejudice to the approval requirements set out in Articles 6.2 and 6.3 (provided, however, that if any Sale to which this Article 8 applies has been approved, no approval shall be required for the exercise of the other rights of the Parties with respect to such Sale provided for in this Article):

8.1.1	if Parties collectively holding more than 40% of the outstanding Shares (the “Initiating Shareholders”) wish to Sell all (but not less than all) of their Shares to a Third Party purchaser, the Initiating Shareholders may require the other Parties also to Sell all (but not less than all) their Shares to that Third Party purchaser at the same economic terms and conditions as those that apply to the Sale by the Initiating Shareholders; or

8.1.2	if (i) a Third Party makes a public offer for all of the outstanding Shares, (ii) that offer has been recommended by the NXP Board and (iii) Investors representing more than 30% of the outstanding Shares at such time (the “Initiating Investors”) agree to tender all (but not less than all) of their Shares into or under the terms of the offer, the Initiating Investors may require that the other Parties also tender all (but not less than all) their Shares into or under the offer.

8.1.3	Under no circumstances shall any Party be required to agree to accept any consideration not wholly consisting of a combination of cash, cash equivalents or securities listed or qualified for trading on a generally recognized and generally accepted stock exchange in the United States or Europe or on a Qualified Asian Exchange.

8.2	Procedure for Drag-Along Sale

With respect to any Sale of Shares subject to Articles 8.1.1 or 8.1.2, each Initiating Shareholder or the Initiating Investors, as the case may be, shall deliver a written notice (a “Drag-Along Notice”) to that effect to each Drag-Along Shareholder no later than 10 (ten) Business Days prior to the consummation of the proposed Sale or offer, as the case may be, stating that such Initiating Shareholder or Initiating

Draft Date: 19 July 2010

Investors, as the case may be, wish to exercise their rights under Articles 8.1.1 or 8.1.2 with respect to such Sale, and setting forth the name and address of the Third Party purchaser, the number of Shares proposed to be Sold, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Third Party purchaser. Upon delivery of a Drag-Along Notice, each Drag-Along Shareholder shall be required to Sell that number of Shares required to be Sold by it pursuant to Articles 8.1.1 or 8.1.2, subject to the consummation of the proposed Sale or offer, as the case may be, at the same price and on the same terms and conditions as set forth in the Drag-Along Notice. Each Drag-along Shareholder shall (i) take all such actions and exercise voting rights with respect to the Shares or its right to act by written consent, as applicable, in such manner as may be necessary and appropriate to ensure that the Sale is consummated and (ii) shall bear its proportionate share of all Third Party transaction fees and expenses in connection with such Sale.

9.	MANAGEMENT FOUNDATION CARVE OUTS

9.1.1	The Parties agree that the restrictions set out in Articles 6 and 7 do not apply in respect of a Sale of Shares or depositary receipts by the Management Foundation, in both cases to the extent such sales are permitted under the terms of the applicable ESOP.

9.1.2	The Management Foundation acknowledges that it will not be entitled to any Tag-Along Rights pursuant to Article 7 if and to the extent the applicable ESOP does not or not yet permit a Sale of the relevant Shares or depositary receipts.

10.	TRANSPARENCY AND ANTI-CIRCUMVENTION

10.1	Registered Shares

To facilitate transparency the Parties agree that the Shares will remain registered in NXP’s shareholders’ register in the name of the relevant Shareholders until and unless they are Sold to a Third Party in accordance with the provisions of this Agreement.

10.2	Evidence of Shareholding

At the Investors Committee’s reasonable request, each Party shall deliver to the Investors Committee such documents reasonably requested by the Investors Committee evidencing such Party’s continued ownership of Shares. Any such documents delivered to the Investors Committee shall be provided to Philips upon request.

11.	FUTURE SHARES, CO-INVESTMENT SHARES AND AFFILIATE SHARES

11.1.1	For purposes of calculating the Voting Interest Percentage and the percentages that a Party’s Shares represent of the issued and outstanding Shares from time to time, any and all Shares acquired by a Party or its Affiliates after the date of this Agreement other than in accordance with Articles 6.3.1(a) or 6.3.1(b) shall be disregarded.

11.1.2	For purposes of calculating the relevant percentages of Shares and the number of Shares held by a Party, Shares held by an Affiliate of a Party will count towards the shareholding of the Party holding such Shares at the date of the closing of the IPO.

Draft Date: 19 July 2010

11.1.3	For purposes of the calculation of the relevant percentages of Shares and the number of Shares held by an Investor, Shares held by NXP Co-Investment Partners L.P. through Co-Invest HoldCo shall be deemed held by the relevant Investor in accordance with the allocation set out in Schedule 8, provided, however, that such Shares shall not count for the purpose of calculating the votes of a member of the Investors Committee pursuant to Article 4.1.4(a).

12.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

12.1	Confidential Information

12.1.1	The Parties acknowledge that the provisions of this Agreement shall be publicly disclosed in its entirety.

12.1.2	Each Party agrees to hold in strict confidence all Information furnished to it, the content of discussions within the Investors Committee (collectively, “Confidential Information”). Subject to applicable law, a Party may disclose any Confidential Information to (x) any of its Representatives and (y) any member of the NXP Group or its directors, management or advisers (collectively, “Authorized Recipients”). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Party, (ii) is or becomes available to a Party or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Party or its Representatives or any Person described in clause (y) above), which source, to the best knowledge of such Party (after reasonable inquiry), is not bound by a duty of confidentiality to any Party or its Representatives or any Person described in clause (y) above in respect of such Confidential Information or (iii) is independently developed by a Party. If a Party or any of its Authorized Recipients is required by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Party, such Party shall promptly notify NXP and the other Parties of such requirement so that NXP may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If such Party or such Authorized Recipient is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, such Party or Authorized Recipient may disclose such portion of such Confidential Information without liability hereunder.

12.1.3	A Party may disclose Confidential Information in connection with any proposed Sale by such Party to a Third Party provided that such Sale is permitted in accordance with the terms of this Agreement and provided that such Third Party enters into a confidentiality agreement for the benefit of the Parties acting by the Investors Committee to hold any such information in strict confidence and to not use such information for any purpose other than such Sale and specifying that the Parties acting by the Investors Committee shall be entitled to enforce such confidentiality agreement.

Draft Date: 19 July 2010

12.2	Announcements

No public announcement or press release concerning Confidential Information shall be made by any Party (or any Affiliate thereof), without the prior consent of the Investors Committee, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release required to be made by any applicable laws or regulations, provided that such Party (or such Affiliate) (other than a Philips Party, to which this proviso shall not apply) that is making such announcement shall, to the extent practicable, consult with the Investors Committee concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

12.3	Compliance with Securities Laws

Each Party agrees that nothing in this Article 12 shall authorise the use of any Confidential Information in contravention of applicable securities laws.

13.	MISCELLANEOUS

13.1	Corporate Opportunities

Each of the Parties hereto acknowledges that they may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of NXP or members of the NXP Group. Nothing in this Article 13 shall preclude or in any way restrict the Parties or their Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of NXP or members of the NXP Group. Except as a Party may otherwise agree in writing after the date hereof with respect to itself or its Affiliates (or its or its Affiliates’ employees, officers, directors, partners, members, shareholders, or agents) and without prejudice to any duties of confidentiality towards any of the Parties, NXP or any members of the NXP Group: (i) such Persons shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as NXP or a member of the NXP Group and (B) do business with any client or customer of NXP or a member of the NXP Group; (ii) no such Person shall be liable to NXP, any member of the NXP Group or Parties for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any such Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for NXP or a member of the NXP Group on the one hand, and any such Person on the other hand, or any other person, no such Person shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to NXP or a member of the NXP Group or any Party and, notwithstanding any provision of this Agreement to the contrary, such Persons shall not be liable to NXP or a member of the NXP Group or the Parties for breach of any duty (contractual or otherwise) by reason of the fact that any such Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to NXP or a member of the NXP Group or the Parties.

Draft Date: 19 July 2010

13.2	Group within the meaning of the Securities Exchange Act of 1934

Each Party (i) acknowledges that it may together with the other Parties collectively be considered a “group” within the meaning of the Securities Exchange Act of 1934, (ii) undertakes to comply with the relevant filing requirements of the SEC (to the extent such Party determines in its reasonable judgment that such requirements are applicable) associated with being such a group and (iii) agrees to extend reasonable cooperation to each other Party to comply with such filing requirements. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to be an admission by any Party that it is part of a “group” or obligate any Party to make filings with the SEC as a “group”. Each Party may, in any filing with the SEC, disclaim beneficial ownership of any Shares held by any other Party.

13.3	No Partnership; Exculpation Clause

No provision of this Agreement is intended to create a partnership between any of the Parties or makes a Party the agent of another Party for any purpose. Unless specifically provided otherwise, no Party has authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose.

13.4	Further Assurances

The Parties will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement, the transactions contemplated by this Agreement and every provision thereof.

13.5	Specific Performance

Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement. In the event of a breach of this Agreement by a Party which breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

13.6	Severability

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

13.7	Conflicts or Inconsistencies

In all events, this Agreement will govern and prevail as among the Parties in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the NXP Organisational Documents or any other member of the NXP Group.

Draft Date: 19 July 2010

13.8	Notices

Any notices or other communications required or permitted hereunder to a Party shall be sufficiently given if in writing and either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service such as DHL, (iv) sent by facsimile transmission or electronic mail, with verbal or electronic confirmation of receipt, and addressed (x) for the Parties, as set forth in Schedule 9, or (z) for any new Party, as contained in the Accession Agreement or other written instrument pursuant to which such new Party becomes a Party to this Agreement, or, in each case, to such other address as the relevant Party shall have given notice of pursuant hereto. All such notices and other communications shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the seventh day after the mailing thereof, (iii) if by overnight delivery service such as DHL, on the next Business Day; and (iv) if by facsimile transmission or electronic mail, on the day that verbal or electronic confirmation of receipt by the recipient is obtained from the recipient.

13.9	Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as approved in writing by the Investors Committee in the context of a Sale in accordance with Article 6, no Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Parties. For the avoidance of doubt, this provision shall not affect the right of Philips Permitted Transferees and Philips Affiliates to sell pursuant to Article 6.3.1.

13.10	Waiver; Amendment

Except as specifically provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.11	No Recourse

Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Representative of any Party or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Party or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability

Draft Date: 19 July 2010

whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

13.12	Several Obligations

Unless specifically stated otherwise, the obligations of each of the Parties under this Agreement shall be several and not joint.

13.13	Third Parties

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

13.14	Termination of Existing Agreements

Upon the IPO Date, the Parties terminate the 2006 Investors Agreement and the 2006 Shareholders Agreement and confirm that each Existing Agreement to which it is a party has been terminated.

13.15	Entire Agreement

This Agreement and the schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter.

13.16	Termination of this Agreement

This Agreement shall:

13.16.1	cease to bind a Party that no longer has, together with its Affiliates, a direct or indirect interest in Shares;

13.16.2	terminate with respect to the Philips Parties at the first time that any of the following conditions shall be met: (i) 36 (thirty-six) months have passed from the date of the IPO, (ii) the Investors and their Affiliates have a combined Voting Interest Percentage of less than 20%; and (iii) a Qualified Public Offering has at any time been completed, and in each case (A) without prejudice to rights and obligations accrued prior to such cessation or termination and (B) subject to Articles 12 and 13.8 remaining in force.

13.17	Applicable Law

This Agreement shall be governed by and shall be construed in accordance with the laws of The Netherlands.

Draft Date: 19 July 2010

13.18	Arbitration

Subject to the provision of Article 13.5, each Party hereby irrevocably agrees to submit any dispute, controversy or claim arising out of or relating to the interruption, validity or breach (including remedies in respect of such breach) of this Agreement or any instruments executed by the Parties in connection therewith to arbitration in Amsterdam, The Netherlands to be conducted in accordance with the then-existing international arbitration rules of the International Chamber of Commerce. In resolving any dispute, controversy or claim, the Parties intend that Dutch law applies, without regard to the conflicts of laws principles thereof. The Parties agree that the arbitration proceedings will be conducted before three arbitrators to be chosen in accordance with the rules of the International Chamber of Commerce in English. The arbitral award will be final, binding and non-appealable.

13.19	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

[EXECUTION PAGES FOLLOW AT THE END OF THE DOCUMENT]

Draft Date: 19 July 2010

SCHEDULE 1

INVESTORS AND INVESTOR HOLDCOS

Investors:

AlpInvest Parties

AlpInvest Partners CSI 2006 Lion C.V.

AlpInvest Partners Later Stage II-A Lion C.V.

Apax Parties

Apax NXP VI 1 L.P.

Apax NXP VI A L.P.

Apax NXP V A L.P.

Apax NXP V B-2 L.P.

Apax NXP US VII L.P.

Meridian Holding S.a r.l.

Bain Capital Parties

Bain Capital Lion Holdings L.P.

Bain Capital Fund IX L.P.

Bain Pumbaa LuxCo S.a r.l.

Co-Invest Parties

NXP Co-Investment Partners L.P.

NXP Co-Investment Investor S.a r.l.

KKR Parties

KKR NXP (Millennium) Limited

KKR NXP (2006) Limited

KKR NXP (European II) Limited

KKR Associates Europe II Limited Partnership

KKR NXP Investor S.a r.l.

SLP Parties

SLTI II Cayman NXP, L.P.

SLP II Cayman NXP, Ltd.

SL II NXP S.a r.l.

Investor HoldCos:

Apax HoldCo

Meridian Holding S.a r.l.

Bain HoldCo

Bain Pumbaa LuxCo S.a r.l.

Co-Invest HoldCo

NXP Co-Investment Investor S.a r.l.

Draft Date: 19 July 2010

KKR HoldCo

KKR NXP Investor S.a r.l.

SLP HoldCo

SL II NXP S.a r.l.

Draft Date: 19 July 2010

SCHEDULE 2

FORM OF REGISTRATION RIGHTS AGREEMENT

[To be inserted]

Draft Date: 19 July 2010

SCHEDULE 3

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT is made on [    ] 201[  ] BETWEEN:

1.	[ ], a company incorporated under the laws of [ ] having its [registered] office at [ ] (the “Transferor”);

2.	[ ], a company incorporated under the laws of [ ] having its [registered] office at [ ] (“New Party”); and

3.	The Investors Committee acting as an agent on behalf of the Parties to the Shareholders Agreement (“Agent”).

WHEREAS:

(A)	The Transferor is a party to the Shareholders Agreement dated as of [—] 2010 in respect of its investment in NXP (the “Shareholders Agreement”) by which the Parties provide for certain matters relating to their direct and indirect ownership of interests in, and the governance of, NXP and the NXP Group.

(B)	The Transferor wishes to Transfer to the New Party the Shares described in the Schedule (the “Transferred Shares”) and the New Party has agreed to purchase the Transferred Shares subject to and in accordance with the terms and conditions of an agreement dated [date of Transfer Agreement] between the Transferor and the New Party (the “Transfer Agreement”).

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Accession Agreement (including the Recitals and Schedule hereto), unless the subject or context otherwise requires, words defined in the Shareholders Agreement shall have the same meanings when used herein and the following terms shall have the following meanings:

“Completion” means the completion of the sale and Transfer of the Transferred Shares.

“Transfer Date” has the meaning ascribed thereto in Clause 2.1 hereunder.

1.2	Interpretation

The provisions of Article 1 of the Shareholders Agreement shall apply to this Accession Agreement mutatis mutandis.

1.3	Headings

Headings shall be ignored in the construction of this Accession Agreement.

Draft Date: 19 July 2010

2.	UNDERTAKINGS OF THE NEW INVESTOR

2.1	Assumption of Obligations

In consideration of the agreement of the Transferor to Transfer the Transferred Shares to the New Party, the New Party undertakes, to each Party and the Agent subject to Clause 2.2 hereunder, that it will, with effect from the date of Transfer by the Transferor to the New Party of the Transferred Shares (the “Transfer Date”) and without prejudice to any liability of the Transferor in respect of any breach by it of obligations under the Shareholders Agreement prior to the Transfer Date, assume, perform and comply with each of the obligations of the Transferor in respect of the Transferred Shares under the Shareholders Agreement as if it had been a party to the Shareholders Agreement at the date of execution thereof with the same rights and obligations as the Transferor.

2.2	Release

In consideration of the undertakings given by the New Party under this clause, the parties hereby acknowledge and agree that the obligations of the Transferor under the Shareholders Agreement shall, cease with effect from the Transfer Date, only with respect to the Transferred Shares, provided that the Transferor shall remain liable with respect to any breach by it of obligations under the Shareholders Agreement prior to the Transfer Date.

2.3	Transfer of Rights

The Transferor assigns and Transfers to the New Party, with effect from the Transfer Date, all the rights of the Transferor with respect to the Transferred Shares (excluding, however, those rights that may not be assigned or Transferred without approval or consent of any Person or group of Persons, which approval or consent has not been obtained on or prior to the Transfer Date) as if the New Party had been a party to the Shareholders Agreement at the date of execution thereof and, with effect from the Transfer Date, the Transferor shall cease to be entitled to those rights.

2.4	Notices

The notice details for the New Party for the purposes of Article 13.8 of the Shareholders Agreement are:

Address:

Attention:

Tel:

Fax:

Email:

2.5	Assignment and Transfer

The parties hereto hereby acknowledge and agree that, save as provided in Article 13.9 of the Shareholders Agreement, no party shall have any right to assign, Transfer or in any way dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this Accession Agreement without the prior written consent of the other parties.

Draft Date: 19 July 2010

2.6	Third Party Beneficiaries

The Parties to the Shareholders Agreement shall be entitled to enforce this Accession Agreement as third party beneficiaries.

IN WITNESS whereof this Accession Agreement has been entered into the day and year first before written.

Draft Date: 19 July 2010

SCHEDULE 4

ACCESSION FORM

THIS DECLARATION OF ACCESSION is made on [    ] 201[  ] BY:

[— ] (“New Party”).

WHEREAS:

New Party acknowledges that in order for it to receive the Shares (the “Transferred Shares”) described in the Schedule from [—] (the “Transfer”), new Party has to declare its accession to the Shareholders Agreement dated as of [—] 2010 in respect of investments in NXP (the “Shareholders Agreement”) by which the parties thereto provide for certain matters relating to their direct and indirect ownership of interests in, and the governance of, NXP and the NXP Group.

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Accession Form (including the Recitals and Schedule hereto), unless the subject or context otherwise requires, words defined in the Shareholders Agreement shall have the same meanings when used herein and the following terms shall have the following meanings:

“Completion” means the completion of the Transfer of the Transferred Shares.

“Transfer Date” has the meaning ascribed thereto in Clause 3.1 hereunder.

1.2	Interpretation

The provisions of Article 1 of the Shareholders Agreement shall apply to this Accession Form mutatis mutandis.

1.3	Headings

Headings shall be ignored in the construction of this Accession Form.

2.	UNDERTAKINGS OF THE NEW INVESTOR

2.1	Assumption of Obligations

The New Party undertakes, to each party to the Shareholders Agreement, that it will, with effect from the date of Transfer of the Transferred Shares to it (the “Transfer Date”) and without prejudice to any liability of the Transferor in respect of any breach by it of obligations under the Shareholders Agreement as if it had been a party to the Shareholders Agreement as a [Investor / Philips Party] at the date of execution thereof.

Draft Date: 19 July 2010

2.2	Notices

The notice details for the New Party for the purposes of Article 13.8 of the Shareholders Agreement are:

Address:

Attention:

Tel:

Fax:

Email:

2.3	Third Party Beneficiaries

The Parties to the Shareholders Agreement shall be entitled to enforce this Accession Agreement as third party beneficiaries.

IN WITNESS whereof this Accession Agreement has been entered into the day and year first before written.

Draft Date: 19 July 2010

SCHEDULE 5

RESTRUCTURING STEPS

(1)	DutchCo will establish a new wholly owned Netherlands Incorporated and tax resident company in the form of a BV (“New BV”).

(2)	DutchCo will contribute the approximately €4.8m loan note receivables to New B.V. in exchange for share premium in New BV.

(3)	DutchCo will contribute approximately €2.4m depositary receipts held by DutchCo to New B.V. in exchange for share premium in New BV.

(4)	NXP will engage in a reverse share split whereby the number of shares held by the shareholders of NXP will be reduced pro rata such that the percentage ownerships are unchanged.

(5)	DutchCo will make a US entity classification election to be treated as a disregarded entity for US federal income tax purposes.

(6)	DutchCo will be put in liquidation and will distribute its shares in NXP and New BV to LuxCo.

(7)	The relevant Investors (other than the AlpInvest Parties) will each individually incorporate their own Luxembourg tax resident holding company, Co-Invest HoldCo, KKR HoldCo, Silver Lake HoldCo, Apax HoldCo and Bain Capital HoldCo respectively each of which will be in the form of a Sarl with minimum share capital divided into classes of shares.

(8)	The relevant Investors will each contribute their YFPECs in LuxCo to LuxCo in return for an issue of share capital / share premium by LuxCo.

(9)	The relevant Investors will each contribute their shares in Luxco to their relevant Investor HoldCo in return for an issue of share capital / share premium by their relevant Investor HoldCo and CPECs equal in value to such relevant Investors’ indirect holding in New BV.

(10)	LuxCo will be put in liquidation and will distribute its shares in NXP and New BV pro rata to LuxCo’s shareholders.

(11)	The Investor HoldCos will distribute their shares in New BV to their shareholders in settlement of outstanding.

(12)	In connection with the IPO DutchCo will require services, including advice on the Restructuring and the consequences of the IPO, for which Apax, AlpInvest and SLP will charge a fee as approved in writing by the Investors Committee. This fee will be payable subject to the consummation of the IPO and during the contemplated liquidation of DutchCo as part of the Restructuring. For the avoidance of doubt, such fee shall be paid solely by DutchCo, and shall not be paid (directly or indirectly) by NXP or any of its Shareholders other than DutchCo.

Draft Date: 19 July 2010

SCHEDULE 6

ACTIONS REQUIRING APPROVAL

PART A

SHAREHOLDER ACTIONS REQUIRING THE APPROVAL OF TWO THIRDS OF

THE INVESTORS COMMITTEE

1.	material amendments to NXP’s articles of association that have a material adverse effect on the rights of Shareholders;

2.	material amendments to NXP’s business purpose;

3.	liquidation or winding up proceedings in respect of NXP;

4.	making any commitment or announcement with respect to any of the matters set forth in this Part A of Schedule 6.

PART B

SHAREHOLDER ACTIONS REQUIRING APPROVAL OF A SIMPLE MAJORITY

OF THE INVESTORS COMMITTEE

1.	appointment, suspension or dismissal of NXP’s chief executive officer and any NXP Board member;

2.	entering into or undertaking any material merger, de-merger, consolidation, reconstitution, recapitalization, reorganization acquisition or other business combination transaction involving NXP, or any sale of all or substantially all of the assets of NXP;

3.	issuing any equity securities by NXP or any of its NXP Group companies to any person other than a member of the NXP Group), the disapplication of any pre-emption rights and any decision to grant the Board the authority to make such a decision;

4.	adoption of the annual accounts;

5.	annual waiver of liability (décharge) of NXP Board members;

6.	declaring or paying any dividends or other distributions to shareholders (other than to a member of the NXP Group) or repurchasing or redeeming equity securities of any member of the NXP Group (other than if held by a member of the NXP Group);

7.	other decisions that, pursuant to NXP’s articles of association, require a resolution to be adopted by the shareholders meeting, including significant acquisitions and disposals;

Draft Date: 19 July 2010

PART C

OTHER ACTIONS REQUIRING APPROVAL OF A SIMPLE MAJORITY OF THE

INVESTORS COMMITTEE

1.	transactions between the NXP Group, on the one hand, and Affiliates on the other, other than agreements entered into in the ordinary course of business on arm’s length terms.

Draft Date: 19 July 2010

SCHEDULE 7

ALPINVEST ADVISORY AGREEMENT

[To be inserted]

Draft Date: 19 July 2010

SCHEDULE 8

CO-INVESTMENT SHARE ALLOCATION

Investor	Allocation Percentage Shares held by NXP Co-Investment Partners L.P through Co- Invest LuxCo
Apax	6.909%
Bain	27.635%
KKR	43.348%
SLP	22.108%

Draft Date: 19 July 2010

SCHEDULE 9

ADDRESSES AND FAX NUMBERS FOR NOTICES

If to AlpInvest Parties:

c/o AlpInvest Partners N.V.

Jachthavenweg 118

1081 KJ Amsterdam, The Netherlands

Attention: Erik Thyssen

Tel: + 31 (0) 20 540 7620

Fax: + 31 (0) 20 540 7502

Email: erik.thyssen@alpinvest.com

With a copy to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to Apax Parties:

c/o Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN, the United Kingdom

Attention: Sharon Ferreira

Tel: +44 (0)20 7666 6592

Fax: +44 (0)20 7666 6577

Email: sharon.ferreira@apax.com

With a copy to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to Bain Capital Parties:

c/o Bain Capital TDL

Devonshire House 6th Floor

Mayfair Place

London W1J 8AJ, the United Kingdom

Attention: Michel Plantevin

Tel: +44 20 7514 5252

Fax: +44 20 7514 5250

Email: mplantevin@baincapital.com

Draft Date: 19 July 2010

With a copy to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to the Co-Invest Parties:

c/o Avega Services (Luxembourg) S.à r.l.

61 rue de Rollingergrund

L-2440 Luxembourg, Luxembourg

Attention: Wolfgang Zettel

Tel: +352 246 943 28

Fax: +352 246 943 70

E-Mail: wolfgang.zettel@avega.lu

With a copy:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to LuxCo

KASLION S.a r.l.

61 rue de Rollingergrund

L-2440 Luxembourg, Luxembourg

Attention: Wolfgang Zettel

Tel: +352 246 943 28

Fax: +352 246 943 70

E-Mail: wolfgang.zettel@avega.lu

With a copy to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

Draft Date: 19 July 2010

If to DutchCo

Kaslion Holding B.V

Frederik Roeskestraat 123 1Hg

1076 EE Amsterdam, The Netherlands

Attention: Irene Henry

Tel: +31 20577 1158

Fax: +31 20577 1188

E-Mail: irene.henry@atcgroup.com

With a copy to

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to KKR Parties:

c/o Kohlberg Kravis Roberts & Co. Limited

Stirling Square

7 Carlton Gardens

London SW1Y 5AD, the United Kingdom

Attention: Johannes Huth

Tel: + 44 20 7839 9800

Fax: + 44 20 7839 9801

Email: huthj@kkr.com

With a copy to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to Philips:

Koninklijke Philips Electronics N.V.

Amstelplein 2,

1096 BC Amsterdam, The Netherlands

Attention: Eric Coutinho

Tel: +31 20 59 77232

Fax: +31 20 59 77150

Email: eric.coutinho@philips.com

Draft Date: 19 July 2010

With a copy to:

Arne Grimme

De Brauw Blackstone Westbroek N.V.

Claude Debussylaan 80

1070 AB Amsterdam

Tel +31 20 577 1421

Fax +31 20 577 1775

Email: arne.grimme@debrauw.com

and

Andrew D. Soussloff,

Sullivan & Cromwell LLP

125 Broad St.

New York, New York 10004 USA

Tel: +1 212 558 3681

Fax +1 212 291 9147

Email: soussloffa@sullcrom.com

If to Silver Lake Parties:

Silver Lake Management Company, L.L.C.

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attn: Egon Durban

Tel: +1 650 233 8120

Fax: +1 650 233 8125

E-mail: Egon.Durban@silverlake.com

With a copy to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, the United Kingdom

Attention: Thijs Alexander

Tel: +44 (0)20 7006 4583

Fax: +44 (0)20 7006 5555

Email: thijs.alexander@cliffordchance.com

If to the Management Foundation:

C/o NXP Semiconductors N.V.

High Tech Campus 60

5656AG Eindhoven, The Netherlands

Attention: Guido Dierick

Tel: +31 (0) 40 272 9233

Fax: +31 (0) 40 272 9658

Email: guido.dierick@nxp.com

Draft Date: 19 July 2010

With a copy to:

Arne Grimme

De Brauw Blackstone Westbroek N.V.

Claude Debussylaan 80

1070 AB Amsterdam

Tel +31 20 577 1421

Fax +31 20 577 1775

Email: arne.grimme@debrauw.com

Draft Date: 19 July 2010

Execution Pages

[To be inserted]